Exhibit 99.1

CORNELL COMPLETES DIVISIONAL LEADERSHIP TRANSITION

Houston, Tx. – January 27, 2006 – Cornell Companies, Inc. (NYSE:  CRN) announced today the completion of the operating management reorganization effort started in 2005.

James E. Hyman, Cornell’s chairman and chief executive officer, said, “I am very pleased with the leaders we’ve selected to drive growth in our three businesses:  adult secure, adult community-based services, and youth services.  Within the past year, we have successfully transitioned the top operating roles in each division, which our Board and I believe ideally positions us to achieve our goals for 2006 and thereafter.

Today, we announce that, effective February 1, 2006, Laura H. Hall will assume the role of vice president of the Company’s Adult Community-Based Corrections and Treatment division.  Ms. Hall has worked for Cornell for 15 years and offers deep experience in both program management and business development within the adult community-based segment.”

In the fourth quarter of 2005, Michael L. Caltabiano assumed leadership of Cornell’s Adult Secure division as vice president.  Mr. Caltabiano possesses over 29 years of experience in federal corrections and detention, ranging from front-line duty in Leavenworth, Kansas to agency management at the U.S. Bureau of Immigration and Customs Enforcement, where he served as Deputy Assistant Director.  He has been with Cornell since 2004.

In the third quarter of 2005, Jonathan P. Swatsburg assumed the role of vice president of Cornell’s Youth Services division.  Mr. Swatsburg has been with the Company for eight years, during which time he has led community-based, residential, wilderness and behavioral health youth programs.

About Cornell Companies

Cornell Companies, Inc. is a leading private provider of corrections, treatment and educational services outsourced by federal, state and local governmental agencies. Cornell provides a diversified portfolio of services for adults and juveniles, including incarceration and detention, transition from incarceration, drug and alcohol treatment programs, behavioral rehabilitation and treatment, and grades 3-12 alternative education in an environment of dignity and respect, emphasizing community safety and rehabilitation in support of public policy. Cornell (http://www.cornellcompanies.com) has 84 facilities in 18 states and the District of Columbia, including one facility under development or construction.

Certain statements included in this news release are intended as “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. More information about the risks and uncertainties inherent in the Company’s businesses relating to these forward-looking statements are found in the Company’s SEC filings, which are available free of charge on the SEC’s web site at http://www.sec.gov.

For Additional Information Contact

Christine Parker – 713-626-0790

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